EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Valley Financial Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-126298 and 333-46488) on Form S-8 and in the registration statements (Nos. 333-156683 and 333-120311) on Form S-3 of Valley Financial Corporation and subsidiaries of our report dated February 27, 2015 with respect to the consolidated balance sheets of Valley Financial Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended, which appear in this annual report on Form 10-K of Valley Financial Corporation and subsidiaries for the year ended December 31, 2014.

/s/ Elliott Davis Decosimo, LLC

Richmond, Virginia
February 27, 2015